Spark Energy, Inc. Announces Two Acquisitions, Engagement of Financial Advisor, and Reports Full Year and Fourth Quarter 2017 Financial Results

HOUSTON, March 8, 2018 (GLOBE NEWSWIRE) -- Spark Energy, Inc. ("Spark" or the "Company") (NASDAQ: SPKE), an independent retail energy services company, today reported financial results for the year ended December 31, 2017.
Key Business Highlights

•	Achieved record Net Income, Retail Gross Margin and Adjusted EBITDA for full year 2017

•
Recorded $102.9 million in Adjusted EBITDA, $224.5 million in Retail Gross Margin, and $76.3 million in Net Income for the year ended 2017, representing year-over-year increases of 26%, 23%, and 16%, respectively

•
Recorded $28.9 million in Adjusted EBITDA, $66.2 million in Retail Gross Margin, and $47.5 million in Net Income for the fourth quarter, representing year-over-year increases of 17%, 13%, and 97%, respectively

•	Total RCE count increased 35% year-over-year to a record 1,042,000 as of December 31, 2017

•	Overall attrition of 4.3% for the year ended December 31, 2017

•	Closed three acquisitions in 2017

•	Two new acquisitions announced thus far in 2018 with a total of approximately 80,000 RCEs

•	Expanded the senior credit facility to $200.0 million in commitments

•	Continue to simplify, streamline, and optimize the organization

•	Engaged Morgan Stanley as financial advisor to evaluate strategic alternatives

“We are extremely proud to have delivered another year of record financial results despite unfavorable weather throughout the year,” said Nathan Kroeker, Spark Energy’s President and Chief Executive Officer. “We saw a mild summer and several severe weather events, including a devastating hurricane, but Spark was able to increase RCE count and improve both top and bottom line financial performance.
“During 2017, we completed three acquisitions, highlighted by the acquisition of Verde in July. We put a new credit facility in place and have added six new banks and a total of $185.0 million in commitments, which has since grown to $200.0 million in early 2018. In addition, we recently completed a $50.0 million follow-on offering of our Series A Preferred Stock. We launched a company-wide initiative to further integrate acquisitions and realize significant cost-to-serve synergies, including the early termination of the Verde earnout.
“As we move through 2018, we continue to strategically add customers and pursue additional opportunities to further streamline our business model. In March 2018, we agreed to acquire a small competitor in the Northeast as well as a book of customers from an affiliate of our sponsor. We expect both to be immediately accretive to Adjusted EBITDA. Our sponsor also agreed to reintegrate Retailco Services back into Spark, which will simplify our structure and result in immediate and substantial cash savings to the Company.

“Finally, our Board of Directors has engaged Morgan Stanley as a financial advisor to explore strategic alternatives. We believe that our stock price has not reflected the strong growth in financial performance we have shown over the past three and a half years as a public company, and look forward to examining additional opportunities to unlock shareholder value.”

Summary Fourth Quarter 2017 Financial Results
For the quarter ended December 31, 2017, Spark reported Adjusted EBITDA of $28.9 million compared to Adjusted EBITDA of $24.8 million for the quarter ended December 31, 2016. This increase of $4.1 million is primarily attributable to additional volumes from the Verde and Perigee acquisitions.
For the quarter ended December 31, 2017, Spark reported Retail Gross Margin of $66.2 million compared to Retail Gross Margin of $58.8 million for the quarter ended December 31, 2016. This increase of $7.4 million is primarily attributable to the increased volumes of retail electricity following the Verde and Perigee acquisitions.
Net income for the quarter ended December 31, 2017, was $47.5 million compared to net income of $24.1 million for the quarter ended December 31, 2016, primarily due to higher retail gross margin and the revaluation of the Tax Receivable Agreement as a result of the new tax legislation.
Summary Full Year 2017 Financial Results
For the year ended December 31, 2017, Spark reported Adjusted EBITDA of $102.9 million compared to Adjusted EBITDA of $81.9 million for the year ended December 31, 2016. This increase of $21.0 million is primarily attributable to additional volumes from the Verde and Perigee acquisitions and a full year of the Provider and Major acquisitions, partially offset by milder-than-normal weather.
For the year ended December 31, 2017, Spark reported Retail Gross Margin of $224.5 million compared to Retail Gross Margin of $182.4 million for the year ended December 31, 2016. This increase of $42.1 million is primarily attributable to additional volumes from the Verde and Perigee acquisitions and a full year of the Provider and Major acquisitions, partially offset by milder-than-normal weather.
Net income for the year ended December 31, 2017, was $76.3 million compared to net income of $65.7 million for the year ended December 31, 2016, primarily due to higher volumes from the acquisitions and the revaluation of the Tax Receivable Agreement as a result of the new tax legislation.
Strategic Update
On March 1, 2018, Spark acquired a retail electric provider with approximately 29,000 RCEs serving electricity and natural gas customers in the Northeast and Midwest. The transaction is immediately accretive to 2018 earnings and requires minimal integration.
On March 7, 2018, Spark entered into an agreement with National Gas & Electric, LLC, ("NG&E"), an affiliate of Retailco, LLC, the Company's majority owner, for the acquisition of approximately 50,000 RCEs for approximately $12.5 million in cash. The transaction, which was reviewed and approved by a special committee made up of independent members of the Company's board of directors, is scheduled to close in April of this year.
On March 7, 2018, Spark agreed to reintegrate the employees and operations of Retailco Services, LLC ("Retailco"), which is wholly owned by W. Keith Maxwell III. Retailco was formed in 2015 to provide a variety of back office functions, including customer operations and information technology services, at a lower cost than Spark was realizing at the time. Retailco has been able to reduce the cost per customer over the past two years, and Spark expects to realize additional savings by reintegrating the two companies. This reintegration, which was reviewed and approved by a special committee of independent directors of the Company's board of directors, is scheduled to occur on April 1, 2018, and is expected to be accretive to 2018 earnings. Mr. Maxwell will receive no consideration for this transaction.

As previously announced, Spark terminated the Verde Energy earnout agreement on January 12, 2018. This transaction allowed Spark to begin integration of Verde's operations sooner than originally anticipated, which the Company believes should result in significant operational costs savings.
As mentioned above, the Board of Directors of Spark has retained Morgan Stanley as a financial advisor to explore strategic alternatives.
Outlook
Spark expects full year 2018 Adjusted EBITDA to be similar to that of 2017. The Company will continue to pursue accretive acquisitions, integrate recent acquisitions, drive operational performance improvements, and look to expand its geographic footprint.
Liquidity and Capital Resources

($ in thousands)	December 31, 2017
Cash and cash equivalents	$29,419
Senior Credit Facility Availability (1)	12,501
Subordinated Debt Availability (2)	$25,000
Total Liquidity	$66,920
(1)     Subject to Senior Credit Facility borrowing base and covenant restrictions.
(2)     The availability of the Subordinated Debt Facility provided by Spark’s founder is dependent on his financial position and liquidity. The Company may use the Subordinated Facility from time to time to enhance short term liquidity but does not view the Subordinated Debt Facility as a material source of liquidity.
Since the beginning of 2018, Spark has increased the commitments on its credit facility by $15.0 million to $200.0 million. As previously mentioned, Spark also raised an additional $48.9 million in net proceeds in an offering of Series A Preferred Stock in January 2018.
Dividend
Spark’s Board of Directors declared quarterly dividends of $0.18125 per share of Class A common stock payable on March 16, 2018, and $0.546875 per share of Series A Preferred Stock payable on April 16, 2018. Investors are reminded that on June 16, 2017, Spark completed a two-for-one stock split by means of a stock dividend.
Conference Call and Webcast
Spark will host a conference call to discuss year end and fourth quarter 2017 results on Friday, March 9, 2018, at 10:00 AM Central Time (11:00 AM Eastern).
A live webcast of the conference call can be accessed from the Events & Presentations page of the Spark Energy Investor Relations website at http://ir.sparkenergy.com/events-and-presentations. An archived replay of the webcast will be available for twelve months following the live presentation.
About Spark Energy, Inc.
Spark Energy, Inc. is an established and growing independent retail energy services company founded in 1999 that provides residential and commercial customers in competitive markets across the United States with an alternative choice for their natural gas and electricity. Headquartered in Houston, Texas, Spark currently operates in 19 states and serves 94 utility territories. Spark offers its customers a variety of product and service choices, including stable and predictable energy costs and green product alternatives.
We use our website as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Investors should note that new materials, including press releases, updated investor presentations, and financial and other filings with the Securities and Exchange Commission are posted on the Spark Energy Investor Relations website at ir.sparkenergy.com. Investors are urged to monitor our website regularly for information and updates about the Company.
Cautionary Note Regarding Forward Looking Statements
This earnings release contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. These forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) can be identified by the use of forward-looking terminology including “may,” “should,” “likely,” “will,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “plan,” “intend,” “projects,” or other similar words. All statements, other than statements of historical fact included in this earnings release, regarding strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans, objectives and beliefs of management are forward-looking statements. Forward-looking statements appear in a number of places in this earnings release and may include statements about business strategy and prospects for growth, customer acquisition costs, ability to pay cash dividends, cash flow generation and liquidity, availability of terms of capital, competition and government regulation and general economic conditions. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurance that such expectations will prove correct.
The forward-looking statements in this earnings release are subject to risks and uncertainties. Important factors that could cause actual results to materially differ from those projected in the forward-looking statements include, but are not limited to:

•	changes in commodity prices and the sufficiency of risk management and hedging policies;

•	extreme and unpredictable weather conditions, and the impact of hurricanes and other natural disasters;

•	federal, state and local regulation, including the industry's ability to address or adapt to potentially restrictive new regulations that may be enacted by the New York Public Service Commission;

•	our ability to borrow funds and access credit markets and restrictions in our debt agreements and collateral requirements;

•	credit risk with respect to suppliers and customers;

•	changes in costs to acquire customers and actual customer attrition rates;

•	accuracy of billing systems;

•	whether our majority stockholder or its affiliates offer us acquisition opportunities on terms that are commercially acceptable to us;

•	ability to successfully identify and complete, and efficiently integrate acquisitions into our operations;

•	competition; and

•	the “Risk Factors” in our latest Annual Report on Form 10-K, and in our quarterly reports, other public filings and press releases.
You should review the Risk Factors and other factors noted throughout or incorporated by reference in this earnings release that could cause our actual results to differ materially from those contained in any forward-looking statement.

All forward-looking statements speak only as of the date of this earnings release. Unless required by law, we disclaim any obligation to publicly update or revise these statements whether as a result of new information, future events or otherwise. It is not possible for us to predict all risks, nor can we assess the impact of all factors on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

SPARK ENERGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2017 AND DECEMBER 31, 2016
(in thousands)
(unaudited)

	December 31, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$29,419	$18,960
Accounts receivable, net of allowance for doubtful accounts of $4.0 million and $2.3 million as of December 31, 2017 and 2016, respectively	158,814	112,491
Accounts receivable—affiliates	3,661	2,624
Inventory	4,470	3,752
Fair value of derivative assets	31,191	8,344
Customer acquisition costs, net	22,123	18,834
Customer relationships, net	18,653	12,113
Prepaid assets	1,028	1,361
Deposits	7,701	7,329
Other current assets	19,678	12,175
Total current assets	296,738	197,983
Property and equipment, net	8,275	4,706
Fair value of derivative assets	3,309	3,083
Customer acquisition costs, net	6,949	6,134
Customer relationships, net	34,839	21,410
Deferred tax assets	24,185	54,109
Goodwill	120,154	79,147
Other assets	11,500	8,658
Total Assets	505,949	375,230

Liabilities, Series A Preferred Stock and Stockholders' Equity
Current liabilities:
Accounts payable	$77,510	$52,309
Accounts payable—affiliates	4,622	3,775
Accrued liabilities	33,679	36,619
Fair value of derivative liabilities	1,637	680
Current portion of Senior Credit Facility	7,500	51,287
Current payable pursuant to tax receivable agreement—affiliates	5,937	—
Current contingent consideration for acquisitions	4,024	11,827
Current portion of note payable	13,443	15,501
Convertible subordinated notes to affiliates	—	6,582
Other current liabilities	2,675	5,476
Total current liabilities	151,027	184,056
Long-term liabilities:
Fair value of derivative liabilities	492	68
Payable pursuant to tax receivable agreement—affiliates	26,355	49,886
Long-term portion of Senior Credit Facility	117,750	—
Subordinated debt—affiliate	—	5,000
Contingent consideration for acquisitions	626	10,826
Other long-term liabilities	172	1,658
Long-term portion of note payable	7,051	—
Total liabilities	$303,473	$251,494
Commitments and contingencies (Note 13)
Series A Preferred Stock, par value $0.01 per share, 20,000,000 shares authorized, 1,704,339 shares issued and outstanding at December 31, 2017 and zero shares issued and outstanding at December 31, 2016	41,173	—
Stockholders' equity:
Common Stock (1) :
Class A common stock, par value $0.01 per share, 120,000,000 shares authorized, 13,235,082 issued and 13,135,636 outstanding at December 31, 2017 and 12,993,118 issued and outstanding at December 31, 2016	132	130
Class B common stock, par value $0.01 per share, 60,000,000 shares authorized, 21,485,126 issued and outstanding at December 31, 2017 and 20,449,484 issued and outstanding at December 31, 2016	216	206
Additional paid-in capital (1)	26,914	25,272

Accumulated other comprehensive (loss)/income	(11)	11
Retained earnings	11,008	4,711
Treasury stock, at cost, 99,446 shares at December 31, 2017 and zero shares at December 31, 2016	(2,011)	—
Total stockholders' equity	36,248	30,330
Non-controlling interest in Spark HoldCo, LLC	125,055	93,406
Total equity	161,303	123,736
Total liabilities, Series A Preferred Stock and stockholders' equity	$505,949	$375,230
further discussion.
(1) Outstanding shares of common stock, additional paid-in capital and non-controlling interest reflect the two-for-one stock split, which took effect on June 16, 2017. See Note 4 "Equity" for further discussion.
(2) See Note 4 "Equity" for disclosure of our variable interest entity in Spark HoldCo, LLC.

SPARK ENERGY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME FOR THE YEARS ENDED DECEMBER 31, 2017, 2016 and 2015
(in thousands)
(unaudited)

	Year Ended December 31,
	2017 (1)	2016 (2)	2015 (3)
Revenues:
Retail revenues	798,772	547,283	356,659
Net asset optimization (expense)/revenues (4)	(717)	(586)	1,494
Total Revenues	798,055	546,697	358,153
Operating Expenses:
Retail cost of revenues (5)	552,167	344,944	241,188
General and administrative (6)	101,127	84,964	61,682
Depreciation and amortization	42,341	32,788	25,378
Total Operating Expenses	695,635	462,696	328,248
Operating income	102,420	84,001	29,905
Other (expense)/income:
Interest expense	(11,134)	(8,859)	(2,280)
Change in Tax Receivable Agreement liability	22,267	—	—
Interest and other income	256	957	324
Total other expenses	11,389	(7,902)	(1,956)
Income before income tax expense	113,809	76,099	27,949
Income tax expense	37,528	10,426	1,974
Net income	$76,281	$65,673	$25,975
Less: Net income attributable to non-controlling interests	57,427	51,229	22,110
Net income attributable to Spark Energy, Inc. stockholders	$18,854	$14,444	$3,865
Less: Dividend on Series A preferred stock	3,038	—	—
Net income attributable to stockholders of Class A common stock	$15,816	$14,444	$3,865
Other comprehensive loss, net of tax:
Currency translation loss	$(59)	$41	$—
Other comprehensive loss	(59)	41	—
Comprehensive income	$76,222	$65,714	$25,975
Less: Comprehensive income attributable to non-controlling interests	57,390	51,259	22,110
Comprehensive income attributable to Spark Energy, Inc. stockholders	$18,832	$14,455	$3,865

(1) Financial information includes results attributable to the acquisition of Perigee Energy, LLC by an affiliate on February 3, 2017. See Notes 2 and 3 "Basis of Presentation and Summary of Significant Accounting Policies" and "Acquisitions," respectively, for further discussion.
(2) Financial information includes results attributable to the acquisition of Major Energy Companies from an affiliate on April 15, 2016. See Notes 2 and 3 "Basis of Presentation and Summary of Significant Accounting Policies" and "Acquisitions," respectively, for further discussion.
(3) Financial information includes results attributable to the acquisition of Oasis Power Holdings LLC from an affiliate on May 12, 2015. See Notes 2 and 3 "Basis of Presentation and Summary of Significant Accounting Policies" and "Acquisitions," respectively, for further discussion.

(4)
Net asset optimization revenues includes asset optimization (expense)/revenues—affiliates of $1,334, $154 and $1,101 for the years ended December 31, 2017, 2016 and 2015, respectively, and asset optimization revenues—affiliates cost of revenues of $53, $1,633 and $11,285 for the years ended December 31, 2017, 2016 and 2015, respectively.

(5)	Retail cost of revenues includes retail cost of revenues—affiliates of $0, $9 and $17 for the years December 31, 2017, 2016 and 2015, respectively.
(6) General and administrative includes general and administrative expense—affiliates of $24,700, $15,700 and $0 for the years ended December 31, 2017, 2016 and 2015, respectively.

SPARK ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2017, 2016 and 2015
(in thousands)
(unaudited)

	Issued Shares of Class A Common Stock (1)	Issued Shares of Class B Common Stock (1)	Treasury Stock	Class A Common Stock (1)	Class B Common Stock (1)	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Additional Paid-In Capital (1)	Retained Earnings (Deficit)	Total Stockholders' Equity	Non-controlling Interest (1)	Total Equity
Balance at 12/31/2014:	6,000	21,500	—	$60	$216	$—	$—	$9,158	$(775)	$8,659	$15,458	$24,117
Stock based compensation	—	—	—	—	—	—	—	2,165	—	2,165	—	2,165
Restricted stock unit vesting	238	—	—	2	—	—	—	185	—	187	—	187
Contribution from NuDevco	—	—	—	—	—	—	—	129	—	129	—	129
Consolidated net income (2)	—	—	—	—	—	—	—	—	3,865	3,865	22,110	25,975
Beneficial conversion feature	—	—	—	—	—	—	—	789	—	789	—	789
Distributions paid to Class B non-controlling unit holders	—	—	—	—	—	—	—	—	—	—	(15,587)	(15,587)
Dividends paid to Class A common shareholders	—	—	—	—	—	—	—	—	(4,456)	(4,456)	—	(4,456)
Balance at 12/31/2015:	6,238	21,500	—	$62	$216	$—	$—	$12,426	$(1,366)	$11,338	$21,981	$33,319
Stock based compensation	—	—	—	—	—	—		2,270	—	2,270	—	2,270
Restricted stock unit vesting	305	—	—	4	—	—	—	1,058	—	1,062	—	1,062
Excess tax benefit related to restricted stock vesting	—	—	—	—	—	—	—	186	—	186	—	186
Consolidated net income (3)	—	—	—	—	—	—	—	—	14,444	14,444	51,229	65,673

Foreign currency translation adjustment for equity method investee	—	—	—	—	—	—	11	—	—	11	30	41
Beneficial conversion feature	—	—	—	—	—	—	—	243	—	243	—	243
Distributions paid to non-controlling unit holders	—	—	—	—	—	—	—	—	—	—	(34,931)	(34,931)
Net contribution of the Major Energy Companies	—	—	—	—	—	—	—	—	—	—	3,873	3,873
Dividends paid to Class A common stockholders	—	—	—	—	—	—	—	—	(8,367)	(8,367)	—	(8,367)
Proceeds from disgorgement of stockholder short-swing profits	—	—	—	—	—	—	—	1,605	—	1,605	—	1,605
Tax impact from tax receivable agreement upon exchange of units of Spark HoldCo, LLC to shares of Class A Common Stock	—	—	—	—	—	—	—	4,768	—	4,768	—	4,768
Exchange of shares of Class B common stock to shares of Class A common stock	6,450	(6,450)	—	64	(64)	—	—	2,716	—	2,716	(2,716)	—
Issuance of Class B Common Stock	—	5,400	—	—	54	—	—	—	—	54	53,940	53,994
Balance at 12/31/2016:	12,993	20,450	—	$130	$206	$—	$11	$25,272	$4,711	$30,330	$93,406	$123,736
Stock based compensation	—	—	—	—	—	—	—	2,754	—	2,754	—	2,754
Restricted stock unit vesting	242	—	—	2	—	—	—	1,052	—	1,054	—	1,054
Consolidated net income (4)	—	—	—	—	—	—	—	—	18,854	18,854	57,427	76,281
Foreign currency translation adjustment for equity method investee	—	—	—	—	—	—	(22)	—	—	(22)	(37)	(59)
Distributions paid to non-controlling unit holders	—	—	—	—	—	—	—	—	—	—	(33,800)	(33,800)
Net contribution by NG&E	—	—	—	—	—	—	—	—	—	—	274	274
Dividends paid to Class A common stockholders	—	—	—	—	—	—	—	—	(9,519)	(9,519)	—	(9,519)
Dividends to Preferred Stock	—	—	—	—	—	—	—	—	(3,038)	(3,038)	—	(3,038)
Proceeds from disgorgement of stockholder short-swing profits	—	—	—	—	—	—	—	708	—	708	—	708
Tax receivable agreement liability true-up	—	—	—	—	—	—	—	(2,872)	—	(2,872)	—	(2,872)
Conversion of Convertible Subordinated Notes to Class B Common Stock	—	1,035	—	—	10	—	—	—	—	10	7,785	7,795
Treasury Stock	—	—	(99)	—	—	(2,011)	—	—	—	(2,011)	—	(2,011)

Balance at 12/31/2017:	13,235	21,485	(99)	$132	$216	$(2,011)	$(11)	$26,914	$11,008	$36,248	$125,055	$161,303

(1) Outstanding shares of common stock, additional paid-in capital and non-controlling interest have been retrospectively adjusted to reflect the two-for-one stock split, which took effect on June 16, 2017. See Note 4 "Equity" for further discussion.
(2) Financial information includes results attributable to the acquisition of Oasis Power Holdings LLC from an affiliate on May 12, 2015. See Notes 2 and 3 "Basis of Presentation and Summary of Significant Accounting Policies" and "Acquisitions," respectively, for further discussion.
(3) Financial information includes results attributable to the acquisition of Major Energy Companies from an affiliate on April 15, 2016. See Notes 2 and 3 "Basis of Presentation and Summary of Significant Accounting Policies" and "Acquisitions," respectively, for further discussion.
(4) Financial information has been recast to include results attributable to the acquisition of Perigee Energy, LLC by an affiliate on February 3, 2017. See Notes 2 and 3 "Basis of Presentation and Summary of Significant Accounting Policies" and "Acquisitions," respectively, for further discussion.

SPARK ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2017, 2016 AND 2015

(in thousands)
(unaudited)

	Year Ended December 31,
	2017 (1)	2016 (2)	2015 (3)
Cash flows from operating activities:
Net income	$76,281	$65,673	$25,975
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization expense	42,666	48,526	25,378
Deferred income taxes	28,584	3,382	1,340
Change in Tax Receivable Agreement liability	(22,267)	—	—
Stock based compensation	5,058	5,242	3,181
Amortization of deferred financing costs	1,035	668	412
Change in fair value of Earnout liabilities	(7,898)	(297)	—
Accretion on fair value of Earnout liabilities	4,108	5,060	—
Excess tax benefit related to restricted stock vesting	179	—	—
Bad debt expense	6,550	1,261	7,908
(Gain) loss on derivatives, net	(5,008)	(22,407)	18,497
Current period cash settlements on derivatives, net	(19,598)	(24,427)	(23,948)
Accretion of discount to convertible subordinated notes to affiliate	1,004	—	—
Other	(5)	(407)	(1,320)
Changes in assets and liabilities:
Decrease in restricted cash	—	—	707
(Increase) decrease in accounts receivable	(32,361)	(12,088)	7,876
Increase in accounts receivable—affiliates	(1,459)	(118)	(608)
(Increase) decrease in inventory	(718)	542	4,544
Increase in customer acquisition costs	(25,874)	(21,907)	(19,869)
Decrease in prepaid and other current assets	1,915	71	10,845
(Increase) decrease in other assets	(465)	1,321	(1,101)
Increase in customer relationships and trademarks	—	—	(2,776)
Increase (decrease) in accounts payable and accrued liabilities	14,831	14,831	(13,307)
Increase in accounts payable—affiliates	51	458	944
(Decrease) increase in other current liabilities	(1,210)	2,364	(645)
(Decrease) increase in other non-current liabilities	(1,487)	45	1,898
Net cash provided by operating activities	63,912	67,793	45,931
Cash flows from investing activities:
Purchases of property and equipment	(1,704)	(2,258)	(1,766)
Acquisitions of CenStar and Oasis	—	—	(39,847)
Acquisition of Major Energy Companies and Provider Companies	(1,853)	(31,641)	—
Acquisitions of Perigee and other customers	(11,759)	—	—
Acquisition of the Verde Companies	(69,538)	—	—
Payment of CenStar Earnout	—	(1,343)	—
Payment of the Major Energy Companies Earnout	(7,403)	—	—
Payment of the Provider Companies Earnout	(5,500)	—	—
Contribution to equity method investment	—	(1,102)	(330)
Net cash used in investing activities	(97,757)	(36,344)	(41,943)
Cash flows from financing activities:
Proceeds from issuance of Series A Preferred Stock, net of issuance costs paid	40,241	—	—
Borrowings on notes payable	206,400	79,048	59,224
Payments on notes payable	(152,939)	(66,652)	(49,826)
Issuance of convertible subordinated notes to affiliate	—	—	7,075
Restricted stock vesting	(3,091)	(1,183)	(432)
Contributions from NuDevco	—	—	129
Proceeds from issuance of Class B common stock	—	13,995	—
Proceeds from disgorgement of stockholders short-swing profits	1,129	941	—
Excess tax benefit related to restricted stock vesting	—	185	—
Payment of dividends to Class A common shareholders	(9,519)	(8,367)	(4,456)

Payment of distributions to non-controlling unitholders	(33,800)	(34,930)	(15,587)
Payment of dividends to Preferred Stock	(2,106)	—	—
Purchase of Treasury Stock	(2,011)	—	—
Net cash provided by (used in) financing activities	44,304	(16,963)	(3,873)
Increase in Cash and cash equivalents and Restricted Cash	10,459	14,486	115
Cash and cash equivalents and Restricted cash—beginning of period	18,960	4,474	4,359
Cash and cash equivalents and Restricted cash—end of period	29,419	18,960	4,474
Supplemental Disclosure of Cash Flow Information:
Non-cash items:
Issuance of Class B common stock to affiliates for Major Energy Companies acquisition	—	40,000	—
Contingent consideration—earnout obligations incurred in connection with the Provider Companies and Major Energy Companies acquisitions	—	18,936	—
Assumption of legal liability in connection with the Major Energy Companies acquisition	—	5,000	—
Net contribution of the Major Energy Companies	—	3,873	—
Net contribution by NG&E in excess of cash	274	—	—
Installment consideration incurred in connection with the Provider Companies acquisition	—	1,890	—
Installment consideration incurred in connection with the Verde Companies acquisition and Verde Earnout Termination Note	19,994	—	—
Tax benefit from tax receivable agreement	(1,802)	31,490	(64)
Liability due to tax receivable agreement	4,674	(26,722)	(55)
Property and equipment purchase accrual	91	(32)	45
CenStar Earnout accrual	—	—	500
Cash paid during the period for:
Interest	$5,715	$2,280	$1,661
Taxes	$11,205	$7,326	$216

(1) Financial information has been recast to include results attributable to the acquisition of Perigee Energy, LLC by an affiliate on
February 3, 2017. See Notes 2 and 3 "Basis of Presentation and Summary of Significant Accounting Policies" and "Acquisitions," respectively, for further discussion.
(2) Financial information has been recast to include results attributable to the acquisition of the Major Energy Companies from an affiliate on
April 15, 2016. See Notes 2 and 3 "Basis of Presentation and Summary of Significant Accounting Policies" and "Acquisitions," respectively, for further discussion.
(3) Financial information has been recast to include results attributable to the acquisition of Oasis Power Holdings LLC by an affiliate on
May 12, 2015. See Note 2 "Basis of Presentation and Summary of Significant Accounting Policies" for further discussion.

SPARK ENERGY, INC.
OPERATING SEGMENT RESULTS
FOR THE YEARS ENDED December 31, 2017, 2016 and 2014
(in thousands, except per unit operating data)
(unaudited)

	Year Ended December 31,
	2017	2016	2015
	(in thousands, except volume and per unit operating data)
Retail Electricity Segment
Total Revenues	$657,561	$417,229	$229,490
Retail Cost of Revenues	477,012	286,795	170,684
Less: Net Asset Optimization Revenues	(5)	—	—
Less: Net Gains (Losses) on non-trading derivatives, net of cash settlements	22,086	12,298	(1,449)
Retail Gross Margin (1) —Electricity	$158,468	$118,136	$60,255
Volumes—Electricity (MWhs)	6,755,663	4,170,593	2,075,479
Retail Gross Margin (2) —Electricity per MWh	$23.46	$28.33	$29.03
Retail Natural Gas Segment
Total Revenues	$140,494	$129,468	128,663
Retail Cost of Revenues	75,155	58,149	70,504
Less: Net Asset Optimization Revenues	(712)	(586)	1,494
Less: Net Gains (Losses) on non-trading derivatives, net of cash settlements	10	7,672	3,305
Retail Gross Margin (1) —Gas	$66,041	$64,233	$53,360
Volumes—Gas (MMBtus)	18,203,684	16,819,713	14,786,681
Retail Gross Margin (2) —Gas per MMBtu	3.63	3.82	3.61

Reconciliation of GAAP to Non-GAAP Measures
Adjusted EBITDA
We define “Adjusted EBITDA” as EBITDA less (i) customer acquisition costs incurred in the current period, (ii) net gain (loss) on derivative instruments, and (iii) net current period cash settlements on derivative instruments, plus (iv) non-cash compensation expense, and (v) other non-cash and non-recurring operating items. EBITDA is defined as net income (loss) before provision for income taxes, interest expense and depreciation and amortization. We deduct all current period customer acquisition costs (representing spending for organic customer acquisitions) in the Adjusted EBITDA calculation because such costs reflect a cash outlay in the period in which they are incurred, even though we capitalize such costs and amortize them over two years in accordance with our accounting policies. The deduction of current period customer acquisition costs is consistent with how we manage our business, but the comparability of Adjusted EBITDA between periods may be affected by varying levels of customer acquisition costs. For example, our Adjusted EBITDA is lower in years of customer growth reflecting larger customer acquisition spending. We do not deduct the cost of customer acquisitions through acquisitions of business or portfolios of customers in calculated Adjusted EBITDA. We deduct our net gains (losses) on derivative instruments, excluding current period cash settlements, from the Adjusted EBITDA calculation in order to remove the non-cash impact of net gains and losses on derivative instruments. We also deduct non-cash compensation expense as a result of restricted stock units that are issued under our long-term incentive plan.

We believe that the presentation of Adjusted EBITDA provides information useful to investors in assessing our liquidity and financial condition and results of operations and that Adjusted EBITDA is also useful to investors as a financial indicator of our ability to incur and service debt, pay dividends and fund capital expenditures. Adjusted EBITDA is a supplemental financial measure that management and external users of our condensed consolidated financial statements, such as industry analysts, investors, commercial banks and rating agencies, use to assess the following:

•	our operating performance as compared to other publicly traded companies in the retail energy industry, without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate earnings sufficient to support our proposed cash dividends; and

•	our ability to fund capital expenditures (including customer acquisition costs) and incur and service debt.

Retail Gross Margin
We define retail gross margin as operating income (loss) plus (i) depreciation and amortization expenses and (ii) general and administrative expenses, less (i) net asset optimization revenues, (ii) net gains (losses) on non-trading derivative instruments, and (iii) net current period cash settlements on non-trading derivative instruments. Retail gross margin is included as a supplemental disclosure because it is a primary performance measure used by our management to determine the performance of our retail natural gas and electricity business by removing the impacts of our asset optimization activities and net non-cash income (loss) impact of our economic hedging activities. As an indicator of our retail energy business’ operating performance, retail gross margin should not be considered an alternative to, or more meaningful than, operating income (loss), its most directly comparable financial measure calculated and presented in accordance with GAAP.
We believe retail gross margin provides information useful to investors as an indicator of our retail energy business's operating performance.
The GAAP measures most directly comparable to Adjusted EBITDA are net income (loss) and net cash provided by operating activities. The GAAP measure most directly comparable to Retail Gross Margin is operating income (loss). Our non-GAAP financial measures of Adjusted EBITDA and Retail Gross Margin should not be considered as alternatives to net income (loss), net cash provided by operating activities, or operating income (loss). Adjusted EBITDA and Retail Gross Margin are not presentations made in accordance with GAAP and have important limitations as analytical tools. You should not consider Adjusted EBITDA or Retail Gross Margin in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA and Retail Gross Margin exclude some, but not all, items that affect net income (loss) and net cash provided by operating activities, and are defined differently by different companies in our industry, our definition of Adjusted EBITDA and Retail Gross Margin may not be comparable to similarly titled measures of other companies.
Management compensates for the limitations of Adjusted EBITDA and Retail Gross Margin as analytical tools by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating these data points into management’s decision-making process.
The following tables present a reconciliation of Adjusted EBITDA to net income (loss) and net cash provided by operating activities for each of the periods indicated.

APPENDIX TABLES A-1 AND A-2
ADJUSTED EBITDA RECONCILIATIONS
(in thousands)
(unaudited)

	Year Ended December 31,		Quarter Ended December 31,
(in thousands)	2017	2016	2017	2016
Reconciliation of Adjusted EBITDA to Net Income:
Net income	76,281	65,673	$47,536	$24,137
Depreciation and amortization	42,341	32,788	11,906	9,451
Interest expense	11,134	8,859	2,374	6,004
Income tax expense	37,528	10,426	32,263	3,574
EBITDA (1)	167,284	117,746	94,079	43,166
Less:
Net, Gains (losses) on derivative instruments	5,008	22,407	39,233	19,520
Net, Cash settlements on derivative instruments	16,309	(2,146)	(2,499)	(5,573)
Customer acquisition costs	25,874	24,934	7,232	9,717
Plus:			—
Non-cash compensation expense	5,058	5,242	1,035	1,215
Contract termination charge related to Major Energy Companies change of control	—	4,099	—	4,099
Change in Tax Receivable Agreement liability (2)	(22,267)	—	$(22,267)	$—
Adjusted EBITDA (1)	102,884	81,892	$28,881	$24,816
(1) Includes $9.6 million and $1.1 million related to the change in fair value as the result of the revaluation of the Major Earnout liability at December 31, 2017 and 2016.
(2) Represents the change in the value of the Tax Receivable Agreement liability due to U.S. Tax Reform. See discussion in Note 12 "Income Taxes."

	Year Ended December 31,		Quarter Ended December 31,
(in thousands)	2017	2016	2017	2016
Reconciliation of Adjusted EBITDA to net cash provided by operating activities:
Net cash provided by (used in) operating activities	$63,912	$67,793	$88	$6,150
Amortization of deferred financing costs	(1,035)	(668)	(285)	(203)
Allowance for doubtful accounts and bad debt expense	(6,550)	(1,261)	(3,114)	(419)
Interest expense	11,134	8,859	2,374	6,004
Income tax expense	37,528	10,426	32,263	3,574
Change in Tax Receivable Agreement liability (1)	(22,267)	—	(22,267)	—
Changes in operating working capital
Accounts receivable, prepaids, current assets	31,905	12,135	48,989	31,362
Inventory	718	542	(1,218)	1,110
Accounts payable and accrued liabilities	(13,672)	(17,653)	(21,808)	(23,507)
Other	1,211	1,719	(6,141)	745
Adjusted EBITDA	$102,884	$81,892	$28,881	$24,816
Cash Flow Data:
Cash flows provided by operating activity	$63,912	$67,793	$88	$6,150
Cash flows used in investing activity	(97,757)	(36,344)	(1,780)	(2,169)
Cash flows provided by (used in) financing activity	44,304	(16,963)	19,862	(1,928)

The following table presents a reconciliation of Retail Gross Margin to operating income (loss) for each of the periods indicated.

APPENDIX TABLE A-3
RETAIL GROSS MARGIN RECONCILIATION
(in thousands)
(unaudited)

	Year Ended December 31,		Quarter Ended 31,
(in thousands)	2017	2016	2017	2016
Reconciliation of Retail Gross Margin to Operating Income:
Operating income	$102,420	$84,001	$59,752	$33,098
Depreciation and amortization	42,341	32,788	11,906	9,451
General and administrative	101,127	84,964	31,722	29,776
Less:
Net asset optimization (expenses) revenues	(717)	(586)	(36)	(544)
Net, Losses (gains) on non-trading derivative instruments	5,588	22,254	39,734	19,735
Net, Cash settlements on non-trading derivative instruments	16,508	(2,284)	(2,508)	(5,625)
Retail Gross Margin	$224,509	$182,369	$66,190	$58,759
Retail Gross Margin - Retail Electricity Segment	$158,468	$118,136	$42,339	$35,910
Retail Gross Margin - Retail Natural Gas Segment	$66,041	$64,233	$23,851	$22,849

Contact: Spark Energy, Inc.
Investors:
Christian Hettick, 832-200-3727
ir@sparkenergy.com
Media:
Eric Melchor, 281-833-4151